Exhibit 10.1

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT amended and restated as of May 16, 2008 (this “Agreement”), by and between Humana Inc. (hereinafter the “Company”), a Delaware corporation having its principal place of business in Louisville, Kentucky, and Michael B. McCallister (hereinafter “Employee”):

WITNESSETH:

WHEREAS, the Company and Employee are parties to an employment agreement dated as of September 13, 2000 (the “Prior Employment Agreement”); and

WHEREAS, the Company and Employee desire to amend and restate the Prior Employment Agreement to comply with Section 409A of the Internal Revenue Code and the regulations and interpretative guidance thereunder (“Section 409A”) and to make certain other changes.

NOW, THEREFORE, in consideration of the premises the mutual covenants hereinafter set forth, the parties agree as follows:

1. Office. The Company hereby employs Employee as President and Chief Executive Officer and Employee hereby agrees to serve the Company in such capacity.

2. Term of Employment. Employee’s employment pursuant to this Agreement shall be for the initial term commencing on the date hereof, and extending through December 31, 2010. The initial term shall be automatically renewed and extended upon the expiration thereof for successive periods of one (1) year until such time as the Employment Period shall terminate pursuant to the terms of this Agreement, or until the Company on the one hand, or Employee on the other hand, shall terminate the Employment Period by giving written notice to the other party on or before sixty (60) days prior to the expiration date of the initial or any renewal term. The renewal and extension of this Agreement shall also be referred to as the “Employment Period.” The effective date of Employee’s termination of employment for whatever reason under this Agreement shall be the “Termination Date.”

3. Responsibilities. During the Employment Period, Employee shall devote his entire business time and attention, except during reasonable vacation periods, to, and exert his best efforts to promote, the affairs of the Company, and shall render such services to the Company as may be required by the Board of Directors of the Company (“Board”) consistent with his employment as Chief Executive Officer. Nothing herein contained shall preclude service by Employee on a reasonable number of boards of directors or trustees of other entities not engaged in any business competitive with the business of the Company, provided that Employee shall receive approval for any such board service in advance from the Company’s Board.

4. Incapacity. If, during the Employment Period, Employee should be prevented from performing his duties or fulfilling his responsibilities by reason of any incapacity or disability for a continuous period of six (6) months, then the Company’s Board, in its sole and absolute discretion, may, based on the opinion of a qualified physician, consider such incapacity or disability to be total and may on ninety (90) days written notice to Employee terminate the Employment Period.

5. Death. The Employment Period shall automatically terminate upon the death of Employee.

6. Base Salary. During the Employment Period, Employee shall receive a base salary (hereinafter “Annual Base Salary”) that shall be an annual amount of not less than One Million Twenty Five Thousand Dollars ($1,025,000) payable in accordance with the payroll practices of the Company. Annual Base Salary shall be reviewed and adjusted (upward but not downward) by action of the Compensation Committee of the Board from time to time; provided, however, that Annual Base Salary may be adjusted downward in connection with an across the board reduction in base salary for all members of senior management.

7. Incentive and Benefit Plans and Programs. During the Employment Period, Employee shall be eligible for participation in all benefit plans and programs, including those for executive employees, made available by the Company to its respective employees and including participation in bonus and incentive compensation plans and programs on terms determined by the Compensation Committee of the Board.

8. Legal Fees and Expenses. The Company agrees to reimburse Employee for reasonable legal fees and expenses incurred in connection with the negotiation of this Agreement not to exceed $25,000.

9. Severance Payments.

(a)	In the event that Employee’s employment is terminated (i) by the Company during the Employment Period without Good Cause as defined in Section 9(c) hereof, (ii) because the Company terminates the Employment Period pursuant to Section 2 of this Employment Agreement, (iii) by Employee during the Employment Period for Good Reason as defined in Section 9(d) hereof, (iv) by reason of incapacity or disability in accordance with Section 4 or (v) by reason of death in accordance with Section 5,

(1)	The Company shall pay to Employee or his estate, no later than thirty (30) calendar days after such Termination Date (except for the payment described in Section 9(a)(1)(B) which shall be paid as provided therein)

(A) An amount equal to any unpaid current Annual Base Salary accrued through the Termination Date;

(B) His annual bonus for the fiscal year in which the Termination Date occurs calculated (i) at the target percentage of his Annual Base Salary in the case of a termination by reason of death or disability or (ii) at the percentage earned under the applicable plan based on actual performance for such fiscal year in the case of any other termination, in any case, prorated for the portion of the fiscal year of the Company that has elapsed prior to the Termination Date and paid at the same time as bonuses are paid to other participants in the plan for such fiscal year; and

(C) One (1) times the sum of his then current Annual Base Salary and bonus, calculated at one hundred percent (100%) of his Annual Base Salary.

(2)	The Company shall continue to keep in full force and effect all plans or policies of medical, accident and life insurance benefits with respect to Employee and his dependents with the same level of coverage available to employees under the terms of those employee benefit plans for a period of twelve (12) months, upon the same terms, costs to Employee and otherwise to the same extent as such plans are in effect for employees of the Company who were similarly situated to Employee as of the Termination Date.

(3)	Any of the restricted shares or other equity-based awards granted to Employee that may be outstanding which have not yet vested or been forfeited shall become vested and non-forfeitable as of the Termination Date; provided, however, that performance-based awards shall vest (i) at the target percentage in the case of a termination by reason of death or disability or (ii) at the percentage earned under the applicable plan or award based on actual performance for the applicable performance period, in any case, prorated for the portion of the performance period that has elapsed prior to the Termination Date in the case of any other termination.

(4)	To the extent stock options granted to Employee have not become fully vested and exercisable as of the Termination Date, such options shall become fully vested; provided that if they are performance vested stock options, they will vest only to the extent they would have vested if the target level of performance had been achieved, and all vested stock options granted after the date of this Agreement shall be exercisable until the earlier of (i) two (2) years following the Termination Date, or (ii) the original term of the option grant.

(5)	If Employee’s employment is terminated by the Company without Good Cause or by Employee for Good Reason prior to the date of a Change in Control and Employee reasonably demonstrates that such termination or action with respect of any such events of Good Reason was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control, and which Change in Control in each case actually occurs during the term of this Agreement, then, in addition to the payments and benefits provided for in this Section 9(a) (which shall be paid or provided at the time specified in this Section 9(a), Employee will be entitled to receive the payments and benefits provided for in Section 10(b), reduced by the amounts provided for in this Section 9(a) (the “Additional Benefits”), such Additional Benefits to be paid following the Change in Control and at the time or times specified in Section 10(b).

(b)	In the event that Employee’s employment is terminated (i) by the Company during the Employment Period for Good Cause as defined in Section 9(c), (ii) because Employee terminates the Employment Period pursuant to Section 2 of this Agreement, or (iii) by Employee during the Employment Period without Good Reason.

(1)	The Company shall pay to Employee or his estate, no later than thirty (30) calendar days after the Termination Date an amount equal to his then current Annual Base Salary accrued but unpaid through the Termination Date.

(2)	Any restricted shares, unvested stock options or other equity-based awards previously granted but still outstanding at the Termination Date, shall be forfeited.

(c)

“Good Cause” shall mean (i) the commission by Employee of an act of fraud, misappropriation, embezzlement, gross negligence, or willful misconduct or unethical conduct in connection with Employee’s employment hereunder resulting in material economic or financial injury to the Company, (ii) Employee’s intentional failure or refusal to perform reasonably assigned duties after written notice of such willful failure or refusal and the failure or refusal is not corrected within ten (10) business days or (iii) the indictment for, conviction of or entering a plea of guilty or nolo contendere to a crime constituting a felony (other than a traffic violation or other offense or violation outside of the course of employment which does not adversely affect the Company and its affiliates or their reputation or the ability of the Employee to perform his employment-related duties or to represent the Company); provided, however, that if Employee is terminated for Good Cause by reason of his indictment pursuant to clause (iii) and the indictment is subsequently dismissed or withdrawn or Employee is found to be not guilty in a court of law in connection with such indictment, then Employee’s termination shall be treated for purposes of this Agreement as a termination by the Company without Good Cause, and Employee will be entitled to receive (without duplication of benefits and to the extent permitted by law and the terms of the then-applicable medical benefit plans) the payments and benefits set forth in Section 9(a) or Section 10(b) as applicable following such dismissal, withdrawal or finding, payable in the manner and subject to the conditions set forth in such Section. For purposes of this Section 9(c), no act, or failure to act, on Employee’s part shall be deemed “willful” unless done, or omitted to be done, by Employee not in good faith.

(d)	“Good Reason” shall mean a (i) material reduction in Employee’s title, authority or responsibilities, including reporting responsibilities, (ii) reduction in Employee’s Annual Base Salary, (iii) relocation of Employee’s office to a location more than thirty (30) miles from the location at which the Employee performs his duties prior to such relocation, (iv) failure by the Company to continue in effect any incentive, bonus or other material compensation plan in which Employee participates, unless the Company substitutes a substantially equivalent benefit or (v) breach by the Company of any material provision of this Agreement; provided that Employee must give notice of termination for Good Reason within sixty (60) days of the occurrence of the first event giving rise to Good Reason.

(e)	Following Employee’s Termination Date for any reason, Employee shall be eligible for continuation of health and dental insurance coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (COBRA) to the extent provided pursuant to COBRA and the terms of the applicable health and dental plans. For the first twelve (12) months, Employee’s cost will be an amount equal to the normal employee contribution. Thereafter, the cost will be an amount equal to the COBRA cost of such coverage. During the period during which coverage is provided pursuant to COBRA, Employee may elect any of the coverages available to Humana employees. After the end of the period during which coverage is provided pursuant to COBRA, the Company agrees that Employee may elect coverage under any of the insured products offered by Humana’s health insurance or HMO subsidiaries for Employee, his spouse as of the date hereof (“Spouse”), and any eligible dependent until the later of Employee’s age sixty-five (65) or eligibility for Medicare coverage (hereinafter “Extended Coverage”). At the earlier of Employee attaining Medicare eligibility or death, Employee’s Spouse and any then eligible dependent of Employee and Spouse will be eligible for Extended Coverage until the later of Spouse’s age sixty-five (65) or Medicare coverage eligibility. If at any time during which the Extended Coverage is in effect Employee or his Spouse obtains Medicare or becomes eligible for other employee group health insurance coverage which does not exclude a pre-existing condition of Employee, Spouse or dependent, Humana’s obligation will cease as to the one who has obtained Medicare or, in the case of other employee group health coverage, as to that person and their eligible dependents.

Employee’s premium for the Extended Coverage and Spouse’s premium, if she retains Extended Coverage, will be amount equal to the COBRA cost of such coverage. If Humana hereafter adopts a retiree health insurance program and Humana still has obligations under this provision, Employee will be offered the option of participating in that program in lieu of the Extended Coverage described herein. The health and dental insurance benefits hereunder shall be administered in conjunction with any other similar benefits which the Employee has from the Company but in no case shall be duplicative.

10. Termination After A Change in Control.

(a)	In the event of a “Change in Control” of the Company (as defined as of the date hereof in the Company’s 1996 Stock Incentive Plan for Employees), Employee shall be entitled to the benefits set forth in Section 10(b) of this Agreement, if,

(1)	Within twenty-four (24) months following Change in Control Employee’s employment with the Company is terminated either by the Company without Good Cause or by Employee after one of the following events occurs:

(A) There is a material reduction in the Employee’s title, authority or responsibilities, including reporting responsibilities;

(B) The Employee’s Annual Base Salary is reduced;

(C) The Employee’s office at which he is to perform his duties is relocated to a location more than thirty (30) miles from the location at which the Employee performed his duties prior to such relocation;

(D) The Company fails to continue in effect any incentive, bonus or other compensation plan in which the Employee participates, unless the Company substitutes a substantially equivalent benefit;

(E) The Company fails to continue in effect any employee benefit plan (including any medical, hospitalization, life insurance, dental or disability benefit plan in which the Employee participated) or any material fringe benefit or perquisite enjoyed by the Employee at the time of the Change in Control, unless the Company substitutes benefits which, in the aggregate, are substantially equivalent;

(F) The Company breaches any material provision of this Employment Agreement; or

(G) The Company fails to obtain a satisfactory agreement from any successor or assign of the Company to assume and agree to perform this Employment Agreement.

(b)	In the event that a termination of Employee’s employment with the Company occurs pursuant to Section 10(a) of this Agreement, the Company shall

(1)	Pay Employee no later than thirty (30) calendar days after such Termination Date his full base salary earned but not yet paid through the Termination Date at the greater of the rate in effect at the time of the Change in Control or the Termination Date (“Higher Annual Base Salary”).

(2)	Pay Employee his annual bonus for the fiscal year in which the Termination Date occurs calculated at the percentage earned under the applicable plan based on actual performance for such fiscal year, prorated for the portion of the fiscal year of the Company that has elapsed prior to the Termination Date and paid at the same time as bonuses are paid to other participants in the plan for such fiscal year; provided that if the Termination Date occurs in the same calendar year in which the Change in Control occurs, the amount to which Employee is entitled pursuant to this Section 10(b)(2) shall not be less than Employee’s annual bonus for the fiscal year calculated at the target percentage of his Annual Base Salary prorated through the date of the Change in Control.

(3)	Pay Employee no later than thirty (30) calendar days after such Termination Date a lump sum in an amount equal to two and one-half (2 1/2) times the amount equal to the sum of (1) the Employee’s Higher Annual Base Salary plus (2) the target annual bonus which could have been earned by the Employee for the fiscal year of the Company in which the Termination Date occurs calculated as if all relevant goals had been met during that fiscal year pursuant to the terms of the incentive compensation plan in which he participates. If there is no incentive compensation plan in effect as of the Termination Date, then for purposes of this Agreement it shall be assumed that the amount of incentive compensation to be paid to the Employee shall be the maximum target amount under any incentive compensation plan in which he participated at the date of the Change in Control or the most recent plan participated in, whichever would be greater.

(4)	Maintain in full force and effect for the benefit of the Employee and the Employee’s dependents and beneficiaries, at the Company’s expense, all life insurance, health insurance, dental insurance, accidental death and dismemberment insurance and disability insurance under plans and programs in which the Employee and/or the Employee’s dependents and beneficiaries participated immediately prior to the Termination Date, provided that continued participation is possible under the general terms and provisions of such plans and programs (“Extended Benefits”). The Extended Benefits shall be continued until the earlier of (i) the second (2nd) anniversary of the Termination Date, (ii) the effective date of the Employee’s coverage under equivalent benefits from a new employer (provided that no such equivalent benefits shall be considered effective unless restrictions have been waived or have otherwise lapsed), or (iii) the death of the Employee. If participation in any such plan or program is barred, the Company shall arrange at its own expense to provide the Employee with benefits substantially similar to those which he was entitled to receive under such plans and programs. On the Termination Date, and without any reduction or limitation on the obligations described above, the Employee shall have the right to have assigned to him, at no cost and with no apportionment of prepaid premiums, any assignable insurance policy relating specifically to him. Employee shall be entitled to continuation coverage as provided in Section 9(e) at the conclusion of the coverage provided under this Section.

(5)	Notwithstanding the terms and provisions of any equity compensation plan of the Company as in effect as of the date hereof or as amended hereafter, (i) to the extent any of the restricted shares or other equity-based awards thereunder granted to Employee that may be outstanding which have not yet vested or been forfeited, such shares or awards shall become vested and non-forfeitable as of the Termination Date; provided, that performance-based shares and awards shall vest at the percentage earned under the applicable plan or award based on actual performance for the applicable performance period, (ii) to the extent stock options thereunder granted to Employee have not become fully vested and exercisable as of the Termination Date, such options shall become fully vested; provided, that if such stock options are performance-vested stock options, they will vest only to the extent they would have vested if the target level of performance had been achieved and (iii) all vested stock options granted after the date of this Agreement shall be exercisable until the earlier of (A) two (2) years following the Termination Date, or (B) the original term of the option grant.

The amount of any payment provided for in this Section 10 shall be offset by any lump sum cash payments due the Employee upon termination under any other provisions of this Agreement

11. Gross-Up Payment.

(a)	To the extent that any amounts or payments in the nature of compensation (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (“Section 280G”)) to or for the benefit of the Employee under this Employment Agreement or otherwise (or any part of such amount or other payment) (collectively, “Payments”) constitutes an “excess parachute payment” within the meaning of Section 280G and Section 4999 of the Internal Revenue Code (“Section 4999”), then the Company shall pay to the Employee an additional sum (“Gross-Up Payment”) such that, after all taxes applicable to the receipt of such amount have been subtracted therefrom, the remaining amount will equal the sum of the amount of tax imposed with respect to the “excess parachute payment,” plus any interest and penalties thereon (other than those caused solely by Employee’s action or inaction). Therefore, the effect shall be to maintain the Employee in the same financial position that he would have been in had no tax under Section 4999 been imposed. All payments and reimbursements to which the Employee is entitled under this Section 11 shall be made not later than April 15 of the taxable year of the Employee next following the taxable year of the Employee in which the Employee receives amounts subject to Section 4999.

(b)	Notwithstanding the immediately preceding paragraph, in the event that a reduction to the Payments in respect of the Employee of 10% or less, but not more than $200,000, would cause none of the Payments to be “excess parachute payments,” the Employee will not be entitled to a Gross-Up Payment and the Payments shall be reduced to the extent necessary so that none of the Payments shall be “excess parachute payments.” Unless the Employee shall have given prior written notice to the Company specifying a different order by which to effectuate the foregoing, the Company shall reduce or eliminate the Payments (x) by first reducing or eliminating the portion of the Payments which are not payable in cash (other than that portion of the Payments subject to clause (z) hereof), (y) then by reducing or eliminating cash payments (other than that portion of the Payments subject to clause (z) hereof) and (z) then by reducing or eliminating the portion of the Payments (whether payable in cash or not payable in cash) to which Treasury Regulation § 1.280G-1 Q/A 24(c) (or successor thereto) applies, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the date of the Change in Control. Any notice given by the Employee pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing the Employee’s rights and entitlements to any benefits or compensation.

12. Timing of Payments and Provision of Benefits.

(a)	Notwithstanding any other provision of this Agreement, if Employee is a “specified employee” (as defined in Section 409A) at the time of his Termination Date, the payments provided pursuant to Sections 9(a)(1)(B), 9(a)(1)(C), 10(b)(2) and 10(b)(3) of this Agreement shall not be made or commenced until the date that is six (6) months and one (1) day after the Termination Date (“Delay Period”) or such later date specified in any such section, and shall be paid or commenced on such date; provided, however, that the payments shall not be delayed during the Delay Period if the termination occurs by reason of his death. If this Section applies and the method of payment is not a lump sum, the first payment to Employee will include all amounts that would have been paid during the Delay Period but for this Section.

(b)	In addition, to the extent that benefits to be provided to Employee pursuant to Sections 9(a)(2), 9(e), 10(b)(4) or 14(a) of this Agreement are not “disability pay,” “death benefit” plans or non-taxable medical benefits within the meaning of Treasury Regulation Section 1.409A-1(a)(5) or other benefits not considered nonqualified deferred compensation within the meaning of that regulation, such provision of benefits shall be delayed until the end of the Delay Period, unless Employee’s termination occurs by reason of his death. Notwithstanding the foregoing, to the extent that the previous sentence applies to the provision of any ongoing benefits that would not be required to be delayed if the premiums were paid by Employee, Employee shall pay the full cost of the premiums for such benefits during the Delay Period and the Company shall pay Employee an amount equal to the amount of such premiums paid by Employee during the Delay Period within ten (10) days after the end of the Delay Period.

(c)	To the extent that any benefits to be provided to Employee pursuant to this Agreement are considered nonqualified deferred compensation and are reimbursements subject to Treasury Regulation Section 1.409A-3(i)(1)(iv), the reimbursement of eligible expenses related to such benefits shall be made on or before the last day of Employee’s taxable year following Employee’s taxable year in which the expense was incurred.

13. Confidential Information and Trade Secrets.

(a)	Employee recognizes that Employee’s position with the Company requires considerable responsibility and trust, and, in reliance on Employee’s loyalty, the Company may entrust Employee with highly sensitive confidential, restricted and proprietary information involving Trade Secrets and Confidential Information.

(b)	For purposes of this Agreement, a “Trade Secret” is any scientific or technical information, design, process, procedure, formula or improvement that is valuable and not generally known to competitors of the Company. “Confidential Information” is any data or information, other than Trade Secrets, that is important, competitively sensitive, and not generally known by the public, including, but not limited to, the Company’s business plans, business prospects, training manuals, product development plans, bidding and pricing procedures, market strategies, internal performance statistics, financial data, confidential personnel information concerning employees of the Company, supplier data, operational or administrative plans, policy manuals, and terms and conditions of contracts and agreements. The terms “Trade Secrets” and “Confidential Information” shall not apply to information which is (i) already in Employee’s possession (unless such information was used in connection with formulating the Company’s business plans, obtained by Employee from the Company or was obtained by Employee in the course of Employee’s employment by the Company), or (ii) required to be disclosed by any applicable law.

(c)	Except as required to perform Employee’s duties hereunder or as may be required by law or an order of a court of competent jurisdiction, Employee will not use or disclose any Trade Secrets or Confidential Information of the Company during employment, at any time after termination of employment and prior to such time as they cease to be Trade Secrets or Confidential Information through no act of Employee in violation of this Section 13.

(d)	Upon the request of the Company and, in any event, upon the termination of employment hereunder, Employee will surrender to the Company all memoranda, notes, records, plans, manuals or other documents pertaining to the Company’s business or Employee’s employment (including all copies thereof). Employee will also leave with the Company all materials involving Trade Secrets or Confidential Information of the Company. All such information and materials, whether or not made or developed by Employee, shall be the sole and exclusive property of the Company, and Employee hereby assigns to the Company all of Employee’s right, title and interest in and to any and all of such information and materials.

14. Agreement Not To Compete and Agreement Not To Solicit.

(a)

Employee hereby covenants and agrees that for a period commencing on the date hereof and ending twelve (12) months after Employee’s Termination Date, Employee, directly or indirectly, personally, or as an employee, officer, director, partner, member, owner, shareholder, investor or principal of, or consultant or independent contractor with, another entity, shall not participate in any business which competes with the Company including, without limitation, health maintenance organizations, insurance companies or prepaid health plan businesses in which the Company has been actively engaged during any part of the two (2) year period immediately preceding the Employee’s employment Termination Date (“Company Business”), in any of the markets in which the Company is then currently doing business; provided, however that in the case of a termination of employment by Employee during the Employment Period without Good Reason or Employee terminates the Employment Period pursuant to Section 2 of this Agreement, (1) this Section 14(a) shall not apply unless the Company elects within thirty (30) days after the Termination Date (the “Election Period”) that this Section 14(a) shall apply and agrees to (i) pay Employee an amount equal to one (1) times his then current Annual Base Salary (ii) pay Employee his annual bonus for the fiscal year in which the Termination Date occurs calculated at the percentage earned under the applicable plan based on actual performance for such fiscal year, prorated for the portion of the fiscal year of the Company that has elapsed prior to the Termination Date and paid at the same time as bonuses are paid to other participants in the plan for such fiscal year and (iii) continue to keep in full force and effect all plans or policies of medical, accident and life insurance benefits with respect to Employee and his dependent(s) with the same level of coverage available to employees under the terms of those employee benefit plans for a period of twelve (12) months, upon the same terms, costs and otherwise to the same extent as such plans are in effect for employees of the Company who were similarly situated to the Employee as of the Termination Date and (2) the Company may elect during the Election Period that this Section 14(a) shall apply for twenty four (24) months after Employee’s Termination Date, in which case the payment provided for in clause (i) above shall be equal to two (2) times Employee’s then current Annual Base Salary.

(b)	Employee hereby covenants and agrees that for a period commencing on the date hereof and ending twelve (12) months after Employee’s Termination Date, Employee, directly or indirectly, personally, or as an employee, officer, director, partner, member, owner, shareholder, investor or principal of, or consultant or independent contractor with, another entity, shall not:

(1)	Interfere with the relationship of the Company and any of its employees, agents, representatives, consultants or advisors.

(2)	Divert, or attempt to cause the diversion from the Company, any Company Business, nor interfere with relationships of the Company with its policyholders, agents, brokers, dealers, distributors, marketers, sources of supply or customers.

(3)	Solicit, recruit or otherwise induce or influence any employee of the Company to accept employment in any business which competes with the Company Business, in any of the markets in which the Company is then currently doing business.

15. Specific Enforcement. Employee specifically acknowledges and agrees that the restrictions set forth in Sections 13 and 14 hereof are reasonable and necessary to protect the legitimate interest of the Company and that the Company would not have entered into this Agreement in the absence of such restrictions. Employee further acknowledges and agrees that any violation of the provisions of Sections 13 or 14 hereof will result in irreparable injury to the Company, that the remedy at law for any violation or threatened violation of such Sections will be inadequate and that in the event of any such breach, the Company, in addition to any other remedies or damages available to it at law or in equity, shall be entitled to temporary injunctive relief before trial from any court of competent jurisdiction as a matter of course, and to permanent injunctive relief without the necessity of proving actual damages.

16. Notice. Any notice required to be given by the Company hereunder to Employee shall be in proper form and signed by an officer or member of the Board. Until one party shall advise the other in writing to the contrary, notices shall be deemed delivered:

(a)	To the Company if delivered to the Chairman of the Board of the Company, or if mailed, certified or registered mail postage prepaid, to Humana Inc., 500 West Main Street, Louisville, Kentucky 40202; Attention: Chairman of the Board, with a copy to the Company’s General Counsel.

(b)	To Employee if delivered to Michael B. McCallister, or if mailed to him by certified or registered mail, postage prepaid, to Michael B. McCallister, 2101 Club Vista Place, Louisville, Kentucky 40245.

17. Benefit. This Agreement shall bind and inure to the benefit of the Company and the Employee, their respective heirs, successors and assigns.

18. Severability. If a judicial determination is made that any of the provisions of this Employment Agreement constitutes an unreasonable or otherwise unenforceable restriction against Employee, such provision shall be rendered void only to the extent that such judicial determination finds such provision to be unreasonable or otherwise unenforceable. Moreover, notwithstanding the fact that any provisions of this Employment Agreement are determined not to be specifically enforceable, the Company shall nevertheless be entitled to recover monetary damages as a result of the breach of such provision by Employee.

19. Other. This Employment Agreement shall not be construed as replacing or superseding any other agreements between the parties, all of which will be deemed to be in full force and effect unless specifically stated otherwise.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

HUMANA INC.

By:	/s/ Kurt Hilzinger
Name:	Kurt Hilzinger
Title:	Member of the Board of Directors

EMPLOYEE

/s/ Michael B. McCallister
Name:	Michael B. McCallister
Title:	President and Chief Executive Officer

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